Exhibit 5.2

December 5, 2022

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

Ladies and Gentlemen:

We have acted as counsel to Soluna Holdings, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated December 5, 2022 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-261427) and the prospectus contained therein (the “Base Prospectus” and as supplemented by the Prospectus Supplement, the “Prospectus”), initially filed by the Company with the Commission on November 30, 2021, and declared effective on December 16, 2021 (the “Registration Statement”). The Prospectus relates to the offering of (i) 1,125,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) warrants (the “Common Warrants”) to purchase up to an aggregate of 2,250,000 shares of Common Stock, (iii) options (the “Options”), consisting of the right to purchase up to (a) $1,710,000 of shares of Common Stock and (b) warrants (the “Option Warrants”) to purchase up to $3,420,000 shares of Common Stock, (iv) 59,850 shares of Common Stock to be issued to Univest Securities, LLC or its designees (the “Placement Agent”), and (v) 59,850 warrants (the “Placement Agent Warrants” and together with the Common Warrants, the Options and the Option Warrants, the “Securities”) to be issued to the Placement Agent to purchase up to an aggregate of 59,850 shares of Common Stock. Certain of the Securities are being sold pursuant to the securities purchase agreement (the “Securities Purchase Agreement”) dated December 5, 2022, by and between the Company and the purchasers (the “Purchasers”) identified on the signature pages thereto.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein; (ii) the Securities Purchase Agreement; (iii) the Placement Agency Agreement between the Company and the Placement Agent, dated as of December 2, 2022; (iv) certain resolutions of the Board of Directors of the Company related to the filing of the Prospectus, the authorization and issuance of the Securities and related matters (v) the form of Common Warrant; and (vi) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

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Soluna Holdings, Inc.

December 5, 2022

We have also assumed that, at the time of the issuance of the Securities; (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded; (iii) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus; (iv) the Securities Purchase Agreement will have been duly authorized and validly executed and delivered by the parties thereto and will be enforceable obligations of the parties thereto; (vii) the Company will receive consideration for the issuance of the Common Warrants, the Options and the Option Warrants that is at least equal to the par value of the Common Stock; and (viii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Common Warrants have been issued and delivered pursuant to the Prospectus against payment in full of the consideration payable therefor, the Common Warrants will constitute valid and legally binding obligations of the Company;

2.	The Options constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

3.	When the Option Warrants have been issued and sold pursuant to the Prospectus and in accordance with the terms of the Options, against payment in full of the consideration payable therefor, the Option Warrants will constitute valid and legally binding obligations of the Company; and

4.	When the Placement Agent Warrants have been issued pursuant to the Prospectus, the Placement Agent Warrants will constitute valid and legally binding obligations of the Company.

The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances, (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (iv) the approval of the shareholders of the Company for the issuance of the Options and the Option Warrants to the Purchaser and the Placement Agent Warrants to the Placement Agent, as required by the applicable rules and regulations of the Nasdaq Stock Market LLC.

The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the laws of the State of New York, in each case as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP